Schedule A (EQUITY), dated July 1, 2016, to the Amended and Restated
Multiple Class of Shares Plan for Fidelity Index Funds

Dated March 9, 2016

Fidelity Concord Street Trust

Fund/Class	Class Level Redemption Fee (as a % of amount redeemed)
Fidelity 500 Index Fund:
Investor Class	None
Premium Class	None
Institutional Class	None
Institutional Premium Class	None

Fidelity Total Market Index Fund:
Class F	0.50
Investor Class	0.50
Premium Class	0.50
Institutional Class	0.50
Institutional Premium Class	0.50

Fidelity Extended Market Index Fund:
Investor Class	0.75
Premium Class	0.75
Institutional Premium Class	0.75

Fidelity International Index Fund:
Investor Class	1.00
Premium Class	1.00
Institutional Class	1.00
Institutional Premium Class	1.00